Exhibit 10.1

FIRST AMENDMENT TO

SHARE PURCHASE AGREEMENT

This First Amendment to Share Purchase Agreement (this “Amendment”) is made and effective as of September 11, 2023 (the “Amendment Effective Date”), by and between TRANSCAT, INC., an Ohio corporation (“Buyer”), and JOHN CUMMINS and ROSS LANE (each, a “Seller” and, collectively, “Sellers”). Buyer and Sellers are referred to herein, individually, as a “Party” and together as the “Parties”.

Recitals

A. The Parties entered into a Share Purchase Agreement dated August 31, 2021 (the “Agreement”).

B. Pursuant to Section 8.5 of the Agreement, the Parties desire to amend the Agreement to reflect certain changes relating to the calculation and payment of the Earn-Out Payments, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and conditions hereinafter set forth, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.

2. Amendment to Earn-Out Provision. Section 1.6 of the Agreement is amended and restated in its entirety to read as follows:

1.6 Earn Out.

(a)         In addition to the Closing Consideration, Sellers shall be eligible to receive additional payments (“Earn-Out Payments”), calculated and paid out an annual basis with respect to the Earn-Out Years if the Company and Subsidiary achieve certain performance metrics, as described in this Section 1.6.

(b)         Sellers will be entitled to an Earn-Out Payment in an Earn-Out Year only if the Consolidated EBITDA for such Earn-Out Year equals or exceeds 70% of the Target EBITDA set forth in the following table (the “Target EBITDA”) for such Earn-Out Year:

Earn- Out Year	Target EBITDA	Target Earn Out Payments	EBITDA Low Band (70% of Target)	EBITDA High Band (150% of Target)
1 (2022)	$2,816,459	$250,000	$175,000	$375,000
2 (2023)	$3,802,219	$650,000	$455,000	$975,000
3 (2024)	$5,132,996	$1,500,000	$1,050,000	$2,250,000
4 (2025)	$6,672,895	$2,600,000	1,820,000	$3,900,000
Totals	$18,424,569	$5,000,000	$3,500,000	$7,500,000

(c)         If, in any Earn-Out Year, the Consolidated EBITDA equals or exceeds 70% of the applicable Target EBITDA, then Buyer will pay Sellers an Earn-Out Payment for such Earn-Out Year, in an aggregate amount determined by multiplying (i) the applicable Target Earn-Out Payment (as set forth in the table above) by (ii) the EBITDA Factor for such Earn Out Year. The “EBITDA Factor” for an Earn-Out Year is determined by dividing (1) the Consolidated EBITDA for such Earn-Out Year by (2) the Target EBITDA for such Earn-Out Year; provided, however, that in no event shall the EBITDA Factor exceed 1.5 (and, if the EBITDA Factor for an Earn-Out Year would exceed 1.5 based on such calculation, the EBITDA Factor shall be 1.5). If, in any Earn-Out Year, the Consolidated EBITDA is less than 70% of the applicable Target EBITDA, then no Earn-Out Payment shall be due for such Earn-Out Year.

(d)         On or before the Earn-Out Due Date of the year following the expiration of an Earn-Out Year, Buyer shall deliver to Sellers (i) Buyer’s calculation of the Consolidated EBITDA and the Earn-Out Payment, if any, due for such Earn Out Year; and (ii) payment of the applicable Earn-Out Payment, in the manner described in this Section. Buyer shall pay any Earn-Out Payment due hereunder by the issuance to Sellers of the aggregate number of Buyer Shares having an aggregate value equal to the Earn-Out Payment, as determined based on the applicable Volume-Weighted Average Closing Price. The aggregate number of Buyer Shares that Buyer will issue in payment of an Earn-Out Payment will be determined by dividing (A) the amount of the Earn-Out Payment by (B) the applicable Volume Weighted Average Closing Price. Notwithstanding the foregoing, if the Volume-Weighted Average Closing Price applicable to any Earn-Out Payment is less than an amount equal to $45.07, then Buyer may, at its option, pay the applicable Earn-Out Payment in cash, rather than Buyer Shares. For the avoidance of doubt, the term “Buyer Shares” does not include any form of restricted stock or any stock that is otherwise subject to vesting, forfeiture, or any other restrictions (with the exception of any restrictions set forth in the Registration Rights Agreement). Rather, as provided in Section 9.1, the term “Buyer Shares” means shares of the common stock of Buyer.

(e)         If there is a Change of Control prior to the end of the last Earn-Out Year, then Buyer will pay to Sellers, at the closing of the Change of Control transaction, a payment (a “Change of Control Payment”) in an aggregate amount equal to a 75% of the Target Earn-Out Payments that would have been payable for the Earn-Out Year in which the Change of Control occurs and for all subsequent Earn-Out Years (collectively, the “Accelerated Years”), as follows:

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Earn-Out Year in which Change of Control Occurs	Aggregate Target Earn- Out Payments for Accelerated Years	Change of Control Payment (75% of Target Earn-Out Payments for Accelerated Years)
1 (2022)	$5,000,000	$3,750,000
2 (2023)	$4,750,000	$3,562,500
3 (2024)	$4,100,000	$3,075,000
4 (2025)	$2,600,000	$1,950,000

The Change of Control Payment will be in full satisfaction of Buyer’s obligation to pay any remaining Earn-Out Payments following the Change of Control transaction.

(f)         After the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and Subsidiary. Notwithstanding the foregoing, during the Earn-Out Years, Buyer shall not (and shall cause the Company and Subsidiary to not), directly or indirectly, take any actions that would have the intended purpose of avoiding or reducing any of the Earn-Out Payments and the parties agree that the following principles attached hereto as Schedule B shall be applied for purposes of Buyer’s calculation of Consolidated EBITDA and the Earn-Out Payment.

(g)         All calculations with respect to the Earn-Out Payments shall be in United States Dollars. For purposes of calculating Consolidated EBITDA, where any amounts relate to any currency other than the United States Dollar, such amount shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in The Wall Street Journal on the last day of the applicable Earn-Out Year.

3. Definition of Consolidated EBITDA. The definition of “Consolidated EBITDA”, as set forth in Section 9.1 of the Agreement, is amended and restated in its entirety to read as follows:

“Consolidated EBITDA” means, with respect to any Earn-Out Year, (i) the EBITDA of the Company and Subsidiary from the operation of the Business, plus (ii) for each of 2023, 2024, and 2025, the adjusted EBITDA of the Company from the operation of its validation services business, calculated in a manner consistent with the example set forth on Schedule C attached hereto; plus (iii) for each of 2023 (for periods beginning on or after July 12, 2023), 2024, and 2025, the EBITDA of SteriQual LLC, a Delaware limited liability company and a subsidiary of the Company (“SteriQual”), if and to the extent such EBITDA exceeds (A) $318,542 in 2023 or (B) $695,000 in 2024 or 2025, in each case as determined in accordance with GAAP on a consolidated basis, as applicable). For the avoidance of doubt, “Consolidated EBITDA” shall not include any EBITDA resulting from any adjustment to the merger consideration for the “Revenue Adjustment Amount” pursuant to the Agreement and Plan of Merger, dated as of July 12, 2023, providing for the merger of Steriqual LLC, a Florida limited liability company, into SteriQual.”

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4. Definition of Earn-Out Due Date. The definition of “Earn-out Due Date”, as set forth in Section 9.1 of the Agreement, is amended and restated in its entirety to read as follows:

“Earn-Out Due Date” means, in relation to an Earn-Out Year, within thirty (30) days after completion of the financial statement audits, but not later than May 31 of any given year, unless such amount is disputed, in which event it shall mean. the day of agreement of the Parties with respect to the calculation of the Earn-Out Payment, if any, for such Earn-Out Year.”

5. Definition of EBITDA. Section 9.1 of the Agreement is amended to add the definition of “EBITDA”, which shall read as follows:

“EBITDA” means earnings, before interest, income taxes, depreciation and amortization.”

6. Amendment to Section 9.1. Section 9.1 of the Agreement is amended to delete the definition of “Consolidated Gross Revenue.”

7. Amendment to Section 9.2. Section 9.2 of the Agreement is amended to delete the following definitions from the table set forth therein: “Consolidated EBITDA Percentage”, “Earn-Out Conditions”, “Minimum EBITDA Percentage”, “Revenue Factor”, and “Target Revenue”.

8. Amendment to Schedule B. The first sentence in Section 1 of Schedule B to the Agreement is hereby amended by replacing “Minimum EBITDA Revenue” with “Consolidated EBITDA”.

9. Addition of Schedule C. The Agreement is amended to add a new Schedule C, which shall be in the form attached hereto as Schedule C.

10. Acknowledgment. The Parties agree that the amendment to Section 1.6 shall not apply to 2022, which was the first Earn-Out Year, and that no Earn-Out Payment was or will be due, pursuant to the terms of the Agreement, for such Earn-Out Year.

11. Effect on Agreement. Except as set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

12. Counterparts. This Amendment may be executed in one or more counterparts, each of which together shall constitute one and the same Amendment. For purposes of executing this Amendment, a PDF image delivered via email or a facsimile copy of this Amendment, including the signature pages, will be deemed an original.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers, effective as of the Amendment Effective Date.

TRANSCAT, INC.

By:	/s/ Lee D. Rudow
Name:	Lee D. Rudow
Title:	President and CEO

SELLERS:

/s/ John Cummins
John Cummins

/s/ Ross Lane
Ross Lane

[signature page to First Amendment to Share Purchase Agreement]